Exhibit 99.(a)(1)(S)

AMENDMENT TO THE OFFER TO EXCHANGE

The Offer is hereby supplemented and amended as follows:

1.  The first sentence of the second paragraph of Section 5 of the Offer to Exchange is amended to read, in its entirety, as follows:

                “Promptly after the Expiration Date, we will give you an electronic notice of our acceptance for exchange and cancellation for each Eligible Option validly tendered and not properly withdrawn as of the Expiration Date.”

2.  The first and second bullet points of Section 6 of the Offer to Exchange are amended to read, in their entirety, as follows:

•                  “if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is pending before any court, authority, agency or tribunal that challenges the making of this Offer, the acquisition of some or all of the exchanged Eligible Options, the issuance of New Options, or otherwise relates to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•                  if any action is pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would:

(a)          make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the New Options or otherwise restrict or prohibit consummation of this Offer or otherwise relate to this Offer;

(b)         delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue New Options for some or all of the exchanged Eligible Options; or

(c)          materially and adversely affect our business, condition (financial or other), income, operations or prospects;”

3.  Subsection (c) of the fifth bullet point of Section 6 of Offer to Exchange is amended to read, in its entirety, as follows:

(c)          “a substantial decline or increase in our stock price or significant volatility in the market price of our stock (e.g., 30% or greater) resulting from any number of factors such as fluctuations in our operating results, developments in proprietary rights or general market conditions that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Adobe or our subsidiaries or on the trading in our common stock;”

4.  The sixth paragraph of Section 8 of the Offer to Exchange is amended to read, in its entirety, as follows:

                “As of May 14, 2003, a total of 11,682,128 shares of our common stock were issuable upon the exercise of Eligible Options.  Options to purchase a total of 60,500 shares of our common stock have been granted to Eligible Employees since November 16, 2002.  If we receive and accept for exchange all outstanding Eligible Options, we will grant New Options to purchase a total of approximately 6,178,776 shares of our common stock. The common stock issuable upon exercise of the New Options would equal approximately 2.7% of the total shares of our common stock outstanding, which is based on a total of 232,940,022 shares outstanding as of May 14, 2003.”

5.  The first paragraph after the heading “General” of Section 8 of the Offer to Exchange is amended to read, in its entirety, as follows:

                “All of the Eligible Options have been issued pursuant to our 1994 Stock Option Plan and 1999 Equity Incentive Plans (collectively, the “Eligible Plans,” and together with the 2003 Equity Incentive Plan, the “Plans”).  As of May 14, 2003, there were 54,054,844 shares of common stock issuable upon the exercise of outstanding options issued under the Eligible Plans, of which a total of 11,682,128 shares of our common stock were issuable upon the exercise of Eligible Options.  Options to purchase a total of 60,500 shares of our common stock have been granted to Eligible Employees since November 16, 2002.  If we receive and accept for exchange all outstanding Eligible Options, we will grant New Options to purchase a total of approximately 6,178,776 shares of our common stock.”